Exhibit (10)X

Target Corporation 2011 Long-Term Incentive Plan

EXECUTIVE

PERFORMANCE SHARE UNIT AGREEMENT

(U.S. and Canada)

THIS PERFORMANCE SHARE UNIT AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “March Award Letter”) by and between the Company and the person (the “Executive”) identified in the March Award Letter.  This award (the “Award”) of Performance Share Units (“PSUs”), provided to you as a Service Provider, is being issued under the Target Corporation 2011 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions.

1.             Definitions.  Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan.  The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.             Grant of PSUs.  Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Executive the number of PSUs set forth in the March Award Letter (the “Goal Payout”).  The maximum number of Shares that may be earned is equal to 150% of the Goal Payout (the “Maximum Payout”).  The number of Shares actually earned, if any, shall depend on the Company’s performance during the period comprised of the Company’s three consecutive fiscal years beginning with the fiscal year in which the Grant Date occurs (the “Performance Period”).

3.             Minimum Performance Condition.  Except as set forth in Section 6, as a condition to the receipt of any Shares in settlement of the Award, the Company’s consolidated EBIT in each fiscal year of the Performance Period must be equal to or greater than $1 billion (the “Minimum Performance Condition”).  The Committee shall determine whether the Minimum Performance Condition is satisfied as soon as practicable after completion of each fiscal year of the Performance Period (each date the Committee so determines is a “Determination Date”).

4.             Payout Formula.  If the Minimum Performance Condition is satisfied, the actual number of Shares earned will be determined by the Committee pursuant to a formula established by the Committee to measure the Company’s performance during the Performance Period (the “Payout Formula”).  The determination of the actual number of Shares earned, which shall not exceed the Maximum Payout, shall occur as soon as practicable after completion of the Performance Period, but in any event not later than November 30 of the calendar year in which the Performance Period ends (the date the Committee so determines, the “Final Determination Date”).  A description of the Payout Formula and the percentage of

Shares to be earned, if any, for the various levels of performance will be communicated to the Executive.  All decisions of the Committee regarding the application of the Payout Formula and the number of Shares earned shall be final and binding on the Executive.  Except as set forth in Section 6, the Award shall be cancelled and the Executive shall have no rights hereunder if any of the following occur: (a) the Committee determines on a Determination Date that the Minimum Performance Condition has not been satisfied, (b) the Final Determination Date does not occur, or (c) the Committee determines on the Final Determination Date that no Shares have been earned.

5.             Continuous Service Requirement.  In order to earn any Shares, the Executive must be continuously providing Service from the Grant Date to the end of the Performance Period, except as described in this Section and Section 6. Even if the Executive is not continuously providing Service through the end of the Performance Period, upon the occurrence of one of the following events, the Shares that are earned during the Performance Period, if any, shall be paid out as provided in Section 9, in accordance with and subject to any restrictions set forth in this Agreement, the Plan or any agreement the Executive may be required to enter pursuant to this Section:

(a)           Early Retirement Date.  The Executive’s Service terminates on or after the Executive’s Early Retirement Date and the Company receives a valid unrevoked agreement from the Executive containing a release of claims, a covenant not to engage in competitive employment, and/or other provisions deemed appropriate by the Committee in its sole discretion.  “Early Retirement Date” is the date that is (i) on or prior to the Executive’s termination of Service, (ii) at or after attaining age 45 and prior to attaining age 60 and completing at least 15 years of Service (which 15 years need not be continuous), (iii) if the Executive’s termination of Service is voluntary, at least one year after the Executive commenced discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding the Executive’s consideration of termination, and (iv) the following additional requirements are satisfied, to the extent applicable: (A) if the Executive’s Early Retirement Date occurs prior to the Executive’s attainment of age 48, the Executive was providing Service for at least the first 24 months of the Performance Period, (B) if the Executive’s Early Retirement Date occurs prior to the Executive’s attainment of age 52 and on or after attainment of age 48, the Executive was providing Service for at least the first 18 months of the Performance Period, and (C) if the Executive’s Early Retirement Date occurs prior to the Executive’s attainment of age 55 and on or after attainment of age 52, the Executive was providing Service for at least the first 12 months of the Performance Period.

(b)           Normal Retirement Date.  The Executive’s Service terminates on or after the Executive’s Normal Retirement Date and the Company receives a valid unrevoked agreement from the Executive containing a release of claims, a covenant not to engage in competitive employment, and/or other provisions deemed appropriate by the Committee in its sole discretion.  “Normal Retirement Date” is the date that is (i) on or prior to the Executive’s termination of Service, (ii) at or after attaining age 60 and completing at least 10 years of Service (which 10 years need not be continuous), and (iii) if the Executive’s termination of Service is voluntary, at least one year after the Executive commenced discussions with the

Company’s Chief Executive Officer or most senior human resources executive regarding the Executive’s consideration of termination.

(c)           Death.  The Executive’s death prior to the Executive’s termination of Service.

(d)           Disability.  The Executive’s Disability (as determined by the Committee in its sole discretion, provided such determination complies with the definition of disability under Code Section 409A) prior to the Executive’s termination of Service.

6.             Change in Control.  If a Change in Control occurs, the extent to which the PSUs shall become earned shall be determined pursuant to the Plan.

7.             Cause.  Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Executive’s Service was terminated in whole or in part for Cause, all of the PSUs subject to the Award shall terminate immediately and the Executive shall have no rights hereunder.

8.             Other Termination; Changes of Service.  If the Executive’s termination of Service occurs at any time prior to the end of the Performance Period for any reason not meeting the conditions specified in Sections 5 through 7, all of the PSUs subject to the Award shall terminate effective as of the date of termination of Service and the Executive shall have no rights hereunder.  Service shall not be deemed terminated in the case of (a) any approved leave of absence, or (b) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (i) the relationship the Executive had with the Company or a Subsidiary at the Grant Date terminates, even if the Executive continues in another Service Provider capacity with the Company or a Subsidiary, or (ii) the Executive experiences a “separation from service” within the meaning of Code Section 409A.

9.             Time of Payout.  Shares shall be issued as soon as practicable following the end of the Performance Period and after the Committee has determined on the Final Determination Date that they have been earned, but not later than 60 days following the Final Determination Date and no later than the last day of the short term deferral period under Code Section 409A.  If a Change in Control occurs, the time of payout shall be in accordance with the Plan.

10.           Taxes.  The Executive acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company and/or a Subsidiary to which the Executive is providing Service (the “Service Recipient”) and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting and/or conversion of the PSUs and issuance of Shares; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Executive’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event; and (iv) may refuse to deliver the Shares to the Executive if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as provided in this Section.

The Executive authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Shares that would otherwise be delivered to the Executive the highest number of whole Shares that the Company determines has a value less than or equal to the aggregate applicable Tax-Related Items.  In lieu thereof, the Executive may elect at the time of conversion of the PSUs such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Executive’s Tax-Related Items.

11.           Limitations on Transfer.  The Award shall not be sold, assigned, transferred, exchanged or encumbered by the Executive other than pursuant to the terms of the Plan.

12.           Recoupment Provision.  In the event of a restatement of the Company’s consolidated financial statements that is caused, in whole or in part, by the intentional misconduct of the Executive, the Company may take one or more of the following actions with respect to the Award, as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and the Executive shall be bound by such determination:

(a)           cancel all or a portion of the PSUs, whether earned or unearned; and

(b)           require repayment of all or any portion of the amounts realized or received by the Executive resulting from the conversion of PSUs to Shares or the sale of Shares related to the Award.

The term “restatement” shall mean the result of revising financial statements previously filed with the Securities and Exchange Commission to reflect the correction of an error.  The term “intentional misconduct” shall be limited to conduct that the Compensation Committee determines indicates intent to mislead management, the Board, or the Company’s shareholders, but shall not include good faith errors in judgment made by the Executive.

The Executive agrees that the Company may setoff any amounts it is entitled to recover under this Section against any amounts owed by the Company to the Executive under any of the Company’s deferred compensation plans to the extent permitted under Code Section 409A.  The Executive further agrees that the terms of this Section shall survive the Executive’s termination of Service and any conversion of the Award into Shares.  This Section 12 shall not apply, and no amounts may be recovered hereunder, following a Change in Control.

13.           No Employment Rights.  Nothing in this Agreement, the Plan or the March Award Letter shall confer upon the Executive any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Executive’s Service at any time with or without Cause or change the Executive’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Executive’s Service contract, if any.

(a)           The Executive’s rights to vest in the PSUs or receive Shares after termination of Service shall be determined pursuant to Sections 5 through 9.  Those rights and the Executive’s date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)           This Agreement, the Plan and the March Award Letter are separate from, and shall not form, any part of the contract of Service of the Executive, or affect any of the rights and obligations arising from the Service relationship between the Executive and the Company and/or the Service Recipient.

(c)           No Service Provider has a right to participate in the Plan.  All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)           The Executive will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Executive.

14.           Nature of Grant.  In accepting the grant, the Executive acknowledges, understands, and agrees that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)           the PSUs are extraordinary items and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)           in no event should the PSUs be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor are the PSUs or the underlying Shares intended to replace any pension rights or compensation;

(d)           the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)           the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan or the PSUs;

(f)            no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of the Executive’s Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the PSUs to which the Executive is otherwise not entitled, the Executive irrevocably (i) agrees never to institute any such claim against the Company or the Service Recipient, (ii) waives the Executive’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim.  If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(g)           the Executive is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the PSUs or the Plan.

15.           Governing Law; Venue; Jurisdiction.  To the extent that federal laws do not otherwise control, this Agreement, the March Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.  The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court.  If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Executive, as a condition of this Agreement, consents to the personal jurisdiction of that court.

16.           Currencies and Dates.  Unless otherwise stated, all dollars specified in this Agreement and the March Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

17.           Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.  If the Executive has received this Agreement or any other Plan document translated into a language other than English, the English version shall control.

18.           Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Executive’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.           Plan and March Award Letter Incorporated by Reference; Electronic Delivery.  The Plan, as hereafter amended from time to time, and the March Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof.  In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.  The Company or a third party designated by the Company may deliver to the Executive by electronic means any documents related to his or her participation in the Plan.  The Executive acknowledges receipt of a copy of the Plan and the March Award Letter.

[End of Agreement]